                                                                      Exhibit 11
                                                                      ----------

                             INTERCELL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                               Year ended September 30,
                                                                        --------------------------------------
Statement of operations data:                                              1996           1995         1994
                                                                        -----------    ----------    ---------
Net (loss)                                                               (5,283,000)   (1,321,000)    (362,000)
                                                                         ==========    ==========    =========
Weighted average shares outstanding                                      11,779,787     7,391,275    4,828,007
Common equivalent shares from stock options
Average common and equivalent shares outstanding/(1)/                            --            --           --
                                                                         ----------    ----------    ---------
                                                                         11,779,787     7,391,275    4,828,007
                                                                         ==========    ==========    =========
Net (loss) per share                                                           (.45)         (.18)        (.08)
                                                                         ==========    ==========    =========

________________
/(1)/ The difference between primary and fully diluted earnings per share is not material.